Exhibit 10.37
THIS AGREEMENT is made on 1st October, 2007 BETWEEN
(1)	REMEDENT NV, a corporation under the laws of Belgium, whose registered office is at 9831 Deurle, Xavier De Cocklaan 42, Belgium (“Remedent”);

hereby represented by Mr Robin List, Managing Director;
AND
(2)	Savant Distribution Limited, a limited company incorporated under the laws of England and Wales whose registered company number is and whose registered office is at Quarry House, Clayton Wood Close, Leeds LS16 6QE, England

hereby represented by Mr Ian Richardson,
Remedent and Savant are jointly referred to as the “Parties”, and individually as a “Party”.
BACKGROUND:
(A)	Remedent manufactures the Product (as defined hereafter) and requires a Savant to sell and distribute the Product in the Territory to the Market (both as defined hereafter).

(B)	Savant has agreed to sell and distribute the Product in the Territory to the Market upon the terms of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Agreement”	means this agreement, including its exhibits and schedules

“Commencement Date”	means 1st October, 2007

“Confidential Information”	means information of a business, marketing, manufacturing, financial, technical or scientific nature in the possession or under the control of a Party to which the other Party will have access in connection with the performance under this Agreement, except for such information which:

(a) at the time of first access or receipt is in the public domain, or becomes part of the public domain through no fault of the recipient, or
(b) the recipient can demonstrate was in its possession prior to first access or receipt from the other Party, without prejudice to any prior confidentiality, transfer or other agreement,
(c) is requested to be used or disclosed by law or order of any court of competent jurisdiction or recognised stock exchange or government department.

“Market”	means all distribution channels

“Product”	means the product listed in schedule 1, as manufactured by Remedent, bearing the trade mark “Remesense”, presented following the concept as set out in schedule 1, and such other products as may from time to time be agreed in writing by the Parties or as may be added, removed or varied pursuant to this Agreement

“Territory”	United Kingdom and Republic of Ireland
1.2	Words in the singular will include the plural and vice versa.

2.	APPOINTMENT

2.1	During the term of this Agreement, Remedent appoints Savant as its exclusive distributor with the right to import, export, sell and distribute the Product to the Market in the Territory and Savant hereby accepts this appointment.

Remedent shall refer all sales inquires for the Product from the Market in the Territory to Savant.

2.2	During the term of this Agreement, Remedent shall not appoint any other distributor for the Product in the Territory, nor shall Remedent grant to any third party the rights to sell, distribute or market the Product in the Territory. Without prejudice to the remaining provisions of this agreement Remedent reserves the right to sell the technology and/or product as part of a world wide and/or European OEM arrangement directly or indirectly in the Territory or to authorize others to do so.

2.3	Savant may appoint sub-distributors within the Territory with Remedent’s prior written consent, which shall not be unreasonably withheld.

2.4	Savant’s relationship to Remedent under this Agreement, shall be solely that of buyer and seller, and nothing contained herein shall be construed as constituting the Parties as partners or joint ventures, or as constituting that Savant or any dealer appointed by the Savant, as a legal representative, employee or agent of Remedent.

3.	ORDERS AND DELIVERY

3.1	Savant will send a 12-month rolling forecast (the “Forecast”) to Remedent on or prior to the 15th working day of each month. The first three months of such Forecast comprise binding orders upon the Savant, which shall also be binding upon Remedent. The remaining 9 months of the Forecast are prepared in good faith but are indicative orders only.

Delivery of binding orders shall be made on the 15th day of the third month following the month that such binding orders were placed or as otherwise agreed.

3.2	Remedent shall supply the Product to the Savant in accordance with the purchase orders.

The Product to be supplied by Remedent shall be delivered at the delivery date to Savant’s premises in Leeds (as notified to Remedent by Savant from time to time). Savant shall procure transport and insurance and arrange for the delivery of the Product to Savant’s premises (as notified to Remedent from time to time). The Product may be delivered in packed form and ready for sale as agreed between Remedent and Savant.

The Product must be packaged and protected in a manner which ensures that by normal means of transport they arrive at the place of destination in good condition and that unloading there can be done in a safe manner. Remedent shall be responsible for the due observance of all applicable regulations concerning packaging and transport.

3.3	Title to and risk for the Product shall pass to Savant upon transport of the Product from Remedent’s premises (as notified to Remedent by Savant from time to time).

4.	PRICE AND PAYMENT

4.1	Simultaneously with each delivery of the Product, Remedent shall invoice Savant for the payment of the relevant order of the Product. The prices to be paid by Savant for all Products supplied under this Agreement shall be as set forth in schedule 1. All payments will be made in Euros by bank transfer to such bank account as Remedent may from time to time notify in writing to Savant. The payment terms are 50% prepayment at acceptance of any order and 50% upon receipt of the Products in Leeds. Any credit is upon review by Remedent’s financing company or covered by a bank guarantee or irrevocable letter of credit from Savant and can be modified from time to time without prior notice.

4.2	In order to compensate for major changes in labour or manufacturing costs, the agreed prices may be varied by mutual consent, provided such changes are clearly specified and both Parties agree with the price variation. In case Parties cannot agree upon a change of the agreed prices, each Party has the right, without payment of any costs, indemnification or compensation of whatever kind, to terminate the Agreement by giving at least 6 months prior written notice to the other Party. During the notice period, prices shall then remain unchanged until the termination date of the Agreement.

5.	REGULATORY APPROVALS

Remedent guarantees that to the best of its knowledge, the Products shall meet at all times, with all applicable legal and regulatory requirements necessary for authorising the distribution thereof by Savant in the Territory.

Any regulatory document used to obtain admission to the market will only be send to the local authorities after review and written consent by Remedent.

6.	TRADE MARKS

6.1	Remedent grants to the Savant an exclusive royalty free licence for the term of this Agreement to use its trade marks, trade names, and/or patent notices solely as necessary to permit the Savant to fulfil its obligations under the Agreement. Savant shall be entitled to sub-licence its rights under this clause 6 to sub-distributors appointed in accordance with clause 2.3 on substantially the same terms and conditions as set out in this Agreement.

6.2	Savant agrees to affix to the Products, or not to remove if already affixed, Remedent’s trade marks, trade names, and /or patent notices. The Savant shall not copy, nor assist others to copy the Products or packaging. All of Remedent’s trade marks, trade names, patents, utility models, design rights and copyrights, whether registered or not, shall remain Remedent’s exclusive property, and the Savant agrees not to take any action which would interfere with or be detrimental to Remedent’s ownership of these rights. Savant’s trade marks shall remain the property of Savant.

6.3	Remedent shall at its own expense take such action as it deems necessary to prevent infringement of its trade marks or other acts of unfair competition or to defend Savant or its customers in its proceedings, administrative or otherwise, brought against them in connection with the use of Remedent’s trade marks.

6.4	Remedent confirms that the trade marks, trade names and/or patent notices, listed in Schedule 2, have been registered and/or filed for registration with the competent authorities. Schedule 2 specifies the relevant trade marks, trade names and/or patent notices, as well as the relevant countries and competent authorities.

7.	SALE AND DISTRIBUTION OF THE PRODUCTS

7.1	Savant will use reasonable endeavours to sell and distribute the Product to the Market in the Territory.

7.2	Savant is under an obligation to purchase or sell a minimum quantity of the Product. In the event that after the first 12 (twelve) months of the this agreement Savant has not ordered, at least for 540.000 € of the Product, Remedent shall be entitled to terminate this Agreement with a one months prior written notice. Savant acknowledges that, in such case, it shall not claim from Remedent any compensation of whatever kind.

7.3	Without prejudice to the foregoing, Savant undertakes to order a minimum of 108.000 € of the product as a first order.

8.	ADVERTISING AND PROMOTION

8.1	Savant shall promote and advertise, at its cost and expense, the Product to the Market in the Territory, and, as the case may be, the any expanded territory as shall be agreed between the Parties from time to time.

8.2	Remedent shall provide Savant, free of charge, with copies of specifications, relevant technical data, and instruction books relating to the Product.

9.	PACKAGING

Remedent shall deliver the Products in packed form and ready for sale. Each Party agrees not to modify the Product (including the formula, concept, trade mark, packaging and/or labelling) without the prior written consent of the other Party.

10.	CONFIDENTIALITY

10.1	Each Party shall hold in confidence and prevent the disclosure to others of any Confidential Information received directly or indirectly from the other Party, and refrain from using such Confidential Information for any other purpose than which it was disclosed, during the term of this Agreement, and after termination of this Agreement, for as long as such Confidential Information does not become publicly available.

10.2	The recipient of Confidential Information shall use the same care and caution it affords its own proprietary information to protect the Confidential Information from disclosure to a third party but not less than a reasonable degree of care. Disclosure of such Confidential Information by the recipient to its employees and bona fide consultants, advisors and approved subcontractors will be limited to individuals whose duties justify the need to know such information, and then only after such individuals have been advised of their obligations as specified in this Agreement. Any such disclosure to non-employed consultants, advisors and subcontractors will be bound by a confidentiality obligation at least equivalent to the confidentiality obligations as specified in this Agreement.

10.3	In the event that the recipient is required by judicial or administrative process to disclose Confidential Information, the recipient shall promptly notify the disclosing Party and allow the disclosing Party a reasonable time to oppose to such process.

11.	DURATION AND TERMINATION

11.1	This Agreement will come into force on the Commencement Date and, subject to the remaining provisions of this clause 11, will continue in force for a period of 3 years (the “Initial Period”). The Agreement shall automatically be renewed for successive five-year terms (each an “Additional Period”), unless terminated by written notice at least six months prior to the end of the Initial Period, respectively the Additional Period.

11.2	Either Party will be entitled to terminate this Agreement immediately by written notice to the other Party if:
(a)	that other Party commits any breach of any of the provisions of this Agreement which is substantial, material and persistent and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied.

(b)	that other makes any voluntary arrangement with its creditors or becomes subject to an administration order or goes into liquidation.
11.3	Upon termination of this Agreement for any reason, Savant shall discontinue to use Remedent’s trade marks and trade names and shall cease to represent that it is an authorised distributor of Remedent.

12.	FORCE MAJEURE

Neither Party shall be deemed to be in breach of this Agreement nor shall in any way be liable to the other Party for damages or relief of any type for the delay or failure in performance of any of the obligations, imposed by this Agreement, which delay or failure is caused by force majeure or is beyond the reasonable control of such Party, for so long as the conditions causing the delay or failure continue to exist, provided that if such conditions continue for a period longer than three months, the Party whose performance is not impaired shall have the option to terminate this Agreement.

13.	WARRANTIES AND LIABILITY

13.1	Remedent warrants to the Savant that (i) all Products delivered under this Agreement will be free from any defects in material and manufacture and will comply as regards to packaging,

language, and intellectual property rights, at all times with all legal requirements and (ii) there are no any rights of third parties which would or might render the sale and distribution of the Product or the use of any trade mark or patent, invalid, void or unlawful. Savant will provide and maintain adequate insurance covering Product liability for the Products delivered to and/or used in the Territory.

13.2	Remedent will indemnify and hold harmless Savant and keep Savant indemnified against all and any liabilities, costs and expenses, damages, claims or demands incurred by the Savant in connection with any claims or allegations made against the Savant relating to claims which arise from a breach of Remedent’s warranty set out in clause 13.1.

13.3	Remedent warrants that the cosmetic file will at all times comply with all applicable European legal and regulatory requirements.

14.	GENERAL

14.1	If any restriction in this Agreement is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification (which shall be made by the parties) as may be necessary to make it valid.

14.2	The nullity or non-applicability of any provision of this Agreement shall not affect the validity or applicability of other material provisions of the Agreement, which shall remain in full force and effect unless a Party is, as a result, deprived of the benefit it has or is entitled to expect under this Agreement.

14.3	This Agreement and the documents referred to in it and any agreement executed by the Parties at the Date of the Agreement contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

14.4	The Agreement and the schedules can be amended or supplemented only in writing and duly signed by all Parties.

14.5	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales. The Parties agree to submit to the exclusive jurisdiction of the courts of England for all purposes relating to this Agreement.

14.6	Any notice or other formal communication given under this Agreement (which does not include fax or email) must be in writing and may be delivered in person, or sent by registered post to the Party to be served at his address appearing in this Agreement as follows:
(a)	to Remedent at: Xavier De Cocklaan 42, 9831 Deurle, Belgium marked for the attention of: Mr Robin List

(b)	to Ian Richardson at: Savant
Quarry House, Clayton Wood Close, Leeds LS16 6QE, England marked for the attention of: Ian Richardson or at such other address as may be notified to the other Party under this clause.

Any notice or other communication shall be deemed to have been given:
(a)	if delivered in person, at the time of delivery; or
(b)	if sent by post, on the day of receipt, provided it is sent by registered mail requesting a return receipt.

14.7	Without prejudice to clause 2.3, no Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Party.
This Agreement has been signed in two counterparts, which is as many counterparts as the number of Parties to it, and each Party acknowledges receipt of one such counterpart.
Signed by
Name: Robin List

/s/Robin List
On behalf of Remedent N.V.
Dated: October 1, 2007

Signed by /s/Ian Richardson
Name: Mr. Ian Richardson

On behalf of Savant Distribution Limited
Dated: October 1, 2007

SCHEDULE 1
Product:     REMESENSE, containing

1. 6 strips	x	O,4125	= 2,475 €
2. 1 shield	x	0,51	= 0,51 €
3. 1 manual
4. 1 box
5. Sealing
6. Handling

Price to be paid by Savant to Remedent:	EUR per kit
* All prices are excluding VAT and/or import duties, if applicable.
** Prices of floor display and counter display are without discount, if applicable

Packaging:	See attached hereto

SCHEDULE 2

TRADE MARK	TRADE NAME	COUNTRY	AUTHORITY
Officiële Merkenbureau — see attached hereto